Exhibit 10.16

SECURITIES PURCHASE AND INVESTMENT AGREEMENT

DATED AS OF OCTOBER 29, 2007

BY AND AMONG

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC,

DIC SAHIR LIMITED

AND

DUBAI INTERNATIONAL CAPITAL LLC

ii

SECURITIES PURCHASE AND INVESTMENT AGREEMENT

This Securities Purchase and Investment Agreement (this “Agreement”) is entered into as of October 29, 2007, between Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”), Dubai International Capital LLC, a limited liability company formed under the laws of the Emirate of Dubai (“Guarantor”) and DIC Sahir Limited, a corporation organized under the laws of the Caymans Islands and a wholly-owned subsidiary of Guarantor (the “Investor”).

W I T N E S S E T H:

WHEREAS, on or about the date hereof, the Company will file Amendment No. 7 (“Amendment No. 7”) to its Registration Statement on Form S-1 (File No. 333-144256) (as amended from time to time, the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) relating to the initial public offering (“Initial Offering”) of Class A shares representing class A limited liability company interests of the Company (the “Class A Shares”); and

WHEREAS, concurrently with the Initial Offering, the Investor desires to purchase from the Company and the Company desires to sell to the Investor Class A Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Unless otherwise defined herein, including Annex I hereto, capitalized terms used but not defined herein shall have the meanings ascribed thereto in Amendment No. 7.

ARTICLE II

PURCHASE AND SALE OF SECURITIES

Section 2.1 Purchase and Sale of Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Investor shall purchase from the Company, and the Company shall issue, sell and deliver to Investor, a number of Class A Shares (the “Purchased Class A Shares”) equal to the Purchased Class A Share Amount, free and clear of all liens or encumbrances (other than those created by virtue of this Agreement or the LLC Agreement). In consideration for the issuance and sale of the Purchased Class A Shares, against delivery thereof to Investor, and upon the terms and subject to the conditions of this Agreement, at the Closing Investor shall pay or cause to be paid to the Company by wire transfer in immediately available funds to an account designated by the Company an aggregate amount in cash equal to the product of (i) the Per Share Price, multiplied by (ii) the Purchased Class A Share Amount (such product, the “Purchase Price”).

ARTICLE III

CLOSING; CONDITIONS

Section 3.1 Closing. The closing of the sale and purchase of the Purchased Class A Shares (the “Closing”) shall take place, subject to the conditions set forth in Section 3.2 below, concurrently with the consummation of the Initial Offering at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 or at such other place as the Company and Investor may mutually agree (such date, the “Closing Date”).

Section 3.2 Conditions to Closing. The Closing shall be conditioned upon and subject to the satisfaction (or waiver by Investor and the Company) of the following conditions:

(a) the purchase by the underwriters of the Class A Shares in the Initial Offering;

(b) the entrance by the Company and Investor into a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement” and together with this Agreement and the LLC Agreement, the “Transaction Agreements”); and

(c) the entrance by Investor into a lock-up agreement (the “Lock-Up Agreement”) with the underwriters of the Class A Shares in the Initial Offering, substantially in the form attached hereto as Exhibit B.

For the avoidance of doubt, the accuracy of any of the representations and warranties set forth in Articles IV and V hereof shall not be a condition to Closing but to the extent set forth herein shall be made as of the Closing and shall survive the Closing as set forth herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, as of the date hereof and as of the date of the Closing except if the representation speaks as of an earlier date in which case such representation is as of such date, to the Investor as follows:

Section 4.1 Organization; Authority. The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and conduct its business as currently conducted, and has been duly qualified as a foreign limited liability company for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; each of the Och Ziff Funds (as defined below) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, except such as would not, individually or in the aggregate, reasonably be expected to result in a material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, members’ or shareholders’ equity, as applicable, or results of operations of the Company and its subsidiaries, taken as a whole (a “Company Material Adverse Effect”). This Agreement constitutes, and when entered into by the Company and Investor, the Registration Rights Agreement will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. “Och-Ziff Funds” means, collectively, all entities for which the Company or any of its subsidiaries acts (directly or indirectly) as an investment adviser or investment manager (excluding any entity that is wholly owned by an Och-Ziff Fund and that is formed solely for the purpose of holding investment securities or other investment assets).

Section 4.2 No Violation. The issue and sale of the Purchased Class A Shares and the compliance by the Company with this Agreement and the consummation of the transactions herein contemplated and in the Registration Rights Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (x) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries or any of the Och-Ziff Funds is a party or by which the Company or any of its Subsidiaries or any of the Och-Ziff Funds is bound or to which any of the property or assets of the Company or any of its Subsidiaries or any of the Och-Ziff Funds is subject, nor will such action result in any violation of the provisions of (y) the Certificate of Formation of the Company or the LLC Agreement, any organizational documents of any Subsidiary or any Och-Ziff Fund, or (z) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its

Subsidiaries or any of the Och-Ziff Funds or any of their properties, except in the case of clause (x) and (z) for such conflicts, breaches, defaults or violations that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or a material adverse effect on the transactions contemplated hereby.

Section 4.3 Issuance of Securities. The Purchased Class A Shares to be issued to Investor at the Closing pursuant to the terms of this Agreement have been duly and validly authorized and when such Purchased Class A Shares are issued to Investor in accordance with the terms of this Agreement, will be duly and validly issued and will be delivered to Investor free and clear of all liens and encumbrances (other than pursuant to this Agreement and the LLC Agreement), and the Investor shall not be liable to the Company to make any additional capital contributions with respect to such Purchased Class A Shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). The statements set forth in the Registration Statement under the caption “Description of Shares” insofar as they purport to constitute a summary of the Class A Shares are accurate in all material respects.

Section 4.4 Underwriting Agreement Representations and Warranties. The representations and warranties contained in the underwriting agreement (the “Underwriting Agreement”) to be entered into by the Company and the underwriters for the purchase by the underwriters of Class A Shares for offer to the public in the Initial Offering, will be true and correct as of the date of the Closing, except to the extent that the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect.

Section 4.5 Registration Statement. As of the effective date of the Registration Statement, the Registration Statement will conform, and as of the applicable filing date of the prospectus in the form filed pursuant to Rule 424(b) under the Securities Act (the “Prospectus”) and any further amendments or supplements to the Registration Statement and the Prospectus will conform, in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission thereunder and will not, as of the applicable effective date as to each part of the Registration Statement and as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an underwriter.

Section 4.6 Financial and Operating Information. To the Company’s knowledge, as of the date hereof the information set forth in the following sections of Amendment No. 7 to the Registration Statement: “Unaudited Pro Forma Financial Information”, “Selected Combined Financial and Operating Data”, “Management’s Discussion & Analysis of Financial Condition and Results of Operations – Financial Information Overview – Assets Under Management and Fund Performance” and the “Consolidated Financial Statements of the Och-Ziff Operating Group (Limited Liability Companies) and Och-Ziff Capital Management Group LLC” set forth in the “F-pages” is true and correct in all respects, except where the failure to be true and correct would not have a Company Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF INVESTOR AND GUARANTOR

Each of Investor and Guarantor represents and warrants, as of the date hereof and as of the date of the Closing, to the Company as follows:

Section 5.1 Organization; Authority. Each of Guarantor and Investor is an entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has taken all action necessary on the part of each of Guarantor and Investor (and, to the extent applicable, each of Guarantor’s and Investor’s members, partners or equityholders have taken all necessary required action) for the authorization, execution and delivery of this Agreement and the performance of all obligations of each of Guarantor and Investor hereunder. This Agreement constitutes a valid and legally binding obligation of each of Guarantor and Investor enforceable against each of Guarantor and Investor in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. When entered into by Investor and the Company, the Registration Rights Agreement will constitute, a valid and legally binding obligation of Investor enforceable against Investor in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 5.2 No Violation. The execution, delivery and performance of the Transaction Agreements does not and will not (i) conflict with or result in any breach of any of, constitute a default under, or result in a violation of any law, rule, regulation or judgment applicable to Guarantor or Investor, (ii) conflict with, or result in a breach of the organizational documents of Guarantor or Investor, (iii) violate or conflict in any material respect with, or result in a material breach of any provision of, or constitute a material default under, or result in the creation of any material lien or encumbrance upon any of the material assets of Guarantor or Investor (other than the Purchased Class A Shares) under, any of the terms, conditions or provisions of any material agreement or other obligation of Guarantor or Investor.

Section 5.3 Investment Purpose; Accredited Investor; Access to Information.

(a) Investor hereby acknowledges that the Purchased Class A Shares have not been registered under the Securities Act and may not be offered or sold except pursuant to registration or to an exemption from the registration requirements of the Securities Act and that the certificates evidencing the Purchased Class A Shares will bear a legend to that effect. The Purchased Class A Shares to be acquired by Investor pursuant to this Agreement are being acquired for its own account and with no intention of distributing or reselling such Purchased Class A Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States, any state of the United States or any foreign jurisdiction. Investor further agrees that it has not entered and prior to the Closing will not enter into any contractual arrangement with respect to the distribution, sale, transfer or delivery of the Purchased Class A Shares, other than (i) in accordance with this Agreement, (ii) with a Permitted Transferee of Investor or (iii) with the prior written consent of the Company.

(b) Investor is an “accredited investor” as such term is defined in Section 2(15) of the Securities Act and within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

(c) Investor is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the Purchased Class A Shares and to make an informed decision relating thereto. Without limiting the representations and warranties in Article IV or the rights of the Investor Indemnified Persons pursuant to Section 8.7, (i) Investor has been furnished with the materials relating to the business, operations, financial condition, assets, liabilities of the Company and other matters relevant to Investor’s investment in the Purchased Class A Shares, which have been requested by Investor, and (ii) Investor has had adequate opportunity to ask questions of, and receive answers from, the officers, employees, agents, accountants, and representatives of the Company concerning the business, operations, financial condition, assets, liabilities of the Company and all other matters relevant to its investment in the Purchased Class A Shares.

Section 5.4 Sufficient Funds. Investor will have available on the Closing Date sufficient funds to acquire the Purchased Class A Shares to be purchased pursuant to this Agreement.

ARTICLE VI

TRANSFER RESTRICTIONS

Section 6.1 Restrictions on Transfers of Purchased Class A Shares.

(a) Investor shall not, prior to the fifth anniversary of the date of consummation of the Initial Offering (such period, the “Restriction Period”), directly or indirectly, offer, pledge, mortgage, assign, hypothecate, gift, encumber, sell, sell short, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, enter into any derivative transaction, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, or enter into any swap or other instrument or agreement that transfers, in whole or in part, any of the economic consequences of ownership of, or otherwise dispose of by operation of law or otherwise (“Transfer”) (other than a Transfer (i) permitted in accordance with Section 6.1(b) or Section 6.2(a) below, (ii) required by, and in accordance with, Section 6.3 or Section 7.2 below or (iii) to a Permitted Transferee) any of the Purchased Class A Shares without the prior written consent of the Company. Notwithstanding the foregoing, if the Company waives the restrictions on Transfer applicable to Daniel Och or the Existing Partners pursuant to the Operating Group Limited Partnership Agreements, and such waiver permits the Transfer or sale, on a cumulative basis, of (i) at least 10% of the Class A Shares owned by Daniel Och as of the closing of the Initial Offering or (ii) at least 10% of the Class A Shares owned by Daniel Och and the other Existing Partners in the aggregate as of the closing of the Initial Offering (in all cases, calculated as if all of the then issued and outstanding Och-Ziff Operating Group A Units had been exchanged for Class A Shares pursuant to the terms of the Exchange Agreement but disregarding any Class A restricted share units), Investor will be granted a pro rata waiver of the restrictions on Transfer set forth in this Section 6.1(a) with respect to the Purchased Class A Shares (based on the ratio of the number of Purchased Class A Shares held by Investor on the Closing Date to the number of Class A Shares held by the Existing Partners on the Closing Date (calculated as if all of the then issued and outstanding Och-Ziff Operating Group A units had been exchanged for Class A Shares pursuant to the terms of the Exchange Agreement, but disregarding any Class A restricted share units)). The waiver provided for in the preceding sentence will only be effective to the extent it would cause there to be an increase in the percentage of Purchased Class A Shares as to which the restrictions on Transfer have lapsed, pursuant to Section 6.1(b).

(b) On each of the second, third, fourth and fifth anniversaries of the Closing Date of the Initial Offering, the restrictions on Transfer set forth in Section 6.1(a) will terminate as to a number of the Purchased Class A Shares equal to 25% of the Purchased Class A Shares held by Investor on the Closing Date. Notwithstanding the foregoing, the restrictions on Transfer set forth in Section 6.1(a) will terminate in their entirety upon the occurrence of a payment of at least $100 million by the Company to Investor or its Permitted Transferees constituting indemnification under the terms of this Agreement.

(c) The restrictions on Transfer set forth in this Section 6.1 shall be waivable at any time by the Chief Executive Officer of the Company.

(d) Notwithstanding the restrictions set forth in this Section 6.1, Guarantor shall have the right to pledge the shares of Investor and Investor shall have the right to pledge its Purchased Class A Shares as security for a bridge loan pursuant to which the Guarantor shall be the obligor or shall provide a full and unconditional guarantee with a term not to exceed six (6) months, it being understood that upon foreclosure, the maker or makers of such loan shall not succeed to the rights of Investor referred to under Section 6.2, Section 8.4, Section 8.5, Section 8.7 and Section 8.11. Such maker or makers shall be subject to the restrictions on Transfer set forth in Section 6.1(a) and the drag-along rights set forth in Section 6.3.

Section 6.2 Tag-Along Rights

(a) Notwithstanding anything to the contrary in this Agreement, in connection with the Transfer (other than a pledge, hypothecation, mortgage or encumbrance), in one or a series of related transactions, by the Existing Partners to a single Person or group of Persons (other than to Permitted Transferees) of Company Securities representing in the aggregate at least 9.9% of the outstanding Class A Shares of the Company (calculated on a fully-diluted basis and as if all then issued and outstanding Och-Ziff Operating Group A Units had been exchanged for Class A Shares pursuant to the terms of the Exchange Agreement) at any time prior to the end of the Restriction Period in a transaction exempt from registration under the Securities Act and any similar applicable state securities laws (a “Tag-Along Sale”), prior to the consummation thereof, Investor shall be afforded the opportunity to join in such Transfer on a pro rata basis, as provided in Section 6.2(b) below. For the avoidance of doubt, sales by the Existing Partners pursuant to the provisions of Rule 144 shall not be subject to the provisions of this Section 6.2.

(b) Prior to consummation of the Tag-Along Sale, the Existing Partners proposing to Transfer Company Securities in the Tag-Along Sale (the “Tag-Along Sellers”) shall cause the Person or group of Persons that proposes to acquire such Company Securities (the “Proposed Purchaser”) to offer in writing (the “Tag-Along Offer”) to purchase Class A Shares owned by Investor, such that the number of Class A Shares so offered to be purchased from Investor shall be equal to the product obtained by multiplying the aggregate number of Company Securities proposed to be purchased by the Proposed Purchaser (calculated on a fully-diluted basis and as if all then issued and outstanding Och-Ziff Operating Group A Units had been exchanged for Class A Shares) by such Investor’s Pro Rata Portion. In addition, the Tag-Along Offer shall set forth the consideration for which the Tag-Along Sale is proposed to be made and all other material terms and conditions of the Tag-Along Sale. If the Tag-Along Offer is accepted by Investor within five Business Days after receipt of the Tag-Along Offer, then the number of Company Securities to be sold to the Proposed Purchaser by the Tag-Along Sellers (calculated on a fully-diluted basis and as if all then issued and outstanding Och-Ziff Operating Group A Units had been exchanged for Class A Shares) shall be reduced by the number of Class A Shares to be purchased by the Proposed Purchaser from Investor. The purchase from Investor shall be made on the same terms and conditions (including timing of receipt of consideration and choice of consideration, if any) as the Proposed Purchaser shall have offered to purchase Company Securities to be sold by the Tag-Along Sellers, and the Investor shall otherwise be required to Transfer the Class A Shares upon the same terms, conditions, and provisions as the Tag-Along Sellers, including making the same representations, warranties, covenants, indemnities and agreements that the Tag-Along Sellers agree to make. “Pro Rata Portion” shall mean for purposes of this Section 6.2, with reference to the Investor, a fraction, the numerator of which is the number of Class A Shares then held by Investor, and the denominator of which is the number of issued and outstanding Company Securities calculated on a fully-diluted basis and as if all then issued and outstanding Och-Ziff Operating Group A Units had been exchanged for Class A Shares.

Section 6.3 Drag-Along Rights.

(a) If at any time prior to expiration of this Agreement, if any Existing Partner or a group of Existing Partners is proposing to dispose of or sell (other than to Permitted Transferees) Company Securities representing in the aggregate at least 50% of the Class A Shares of the Company then outstanding (calculated on a fully-diluted basis and as if all then issued and outstanding Och-Ziff Operating Group A Units had been exchanged pursuant to the terms of the Exchange Agreement for Class A Shares) pursuant to a bona fide offer from a third party (a “Drag-Along Sale”), such Existing Partner(s) may, at its/their option, require the Investor, each other Permitted Transferee of the Investor that holds any of the Purchased Class A Shares, to sell that number of Class A Shares as determined in accordance with Section 6.3(d) below to the purchaser in the Drag-Along Sale (the “Purchaser”) by giving written notice (the “Notice”) to the Investor not later than ten (10) Business Days prior to the consummation of the sale contemplated by the Drag-Along Sale (the “Drag-Along Right”); provided, however, that if the Existing Partners exercise the Drag Along Right, the Existing Partners shall cause all Existing Partners holding Class A Shares (or equity exchangeable for Class A Shares) to sell that number of shares as determined in accordance with Section 6.3(d) to such Purchaser on the same terms and conditions. The Notice shall contain written notice of the exercise of such Existing Partners’ rights pursuant to Section 6.3 of this Agreement, setting forth the consideration per share to be paid by the Purchaser and the other material terms and conditions of the Drag-Along Sale.

(b) The purchase of Class A Shares by a Purchaser from the Investor (or its Permitted Transferees) pursuant to this Section 6.3 shall be on the same terms and conditions, including the per share price and the date of sale, as applicable to the Existing Partners and stated in the Notice provided to the Investor pursuant to Section 6.3(a) above.

(c) Within five (5) Business Days following the date of the Notice, the Investor (or its Permitted Transferees) shall deliver to the Existing Partners such Class A Shares owned by the Investor (or its Permitted Transferees) and determined in accordance with Section 6.3(d) below and a limited power-of-attorney authorizing such Existing Partners to sell such shares pursuant to the terms of the Drag-Along Sale and such other transfer instruments and other documents as are reasonably requested by the Existing Partners in order to effect such sale.

(d) If the Existing Partners exercise their rights pursuant to Section 6.3(a) with respect to the Class A Shares, the Investor (or its Permitted Transferees) and each Existing Partner shall sell that number of Class A Shares equal to the product of (A) the total number of Class A Shares to be acquired pursuant to the Drag-Along Sale, times (B) a fraction, the numerator of which shall be the total number of Class A Shares then held by the Investor (or its Permitted Transferees) in the case of Investor, or the total number of Class A Shares and Och-Ziff Operating Group A Units then held by the Existing Partners in the case of an Existing Partner, and the denominator of which shall be the sum of (i) the total number of Class A Shares and Och-Ziff Operating Group A Units then collectively owned by the Existing Partners and (ii) the total number of Class A Shares then owned by the Investor (and its Permitted Transferees).

Section 6.4 Legend. Each certificate representing Purchased Class A Shares shall contain the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY (THE “LLC AGREEMENT”) AND A SECURITIES PURCHASE AND

INVESTMENT AGREEMENT, DATED AS OF OCTOBER 29, 2007, BETWEEN OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC, THE INVESTOR AND GUARANTOR NAMED THEREIN (THE “SECURITIES PURCHASE AND INVESTMENT AGREEMENT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE LLC AGREEMENT AND THE SECURITIES PURCHASE AND INVESTMENT AGREEMENT, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC.”

Section 6.5 Transfers. Any attempt to Transfer any Purchased Class A Shares in violation of the terms of this Agreement shall be null and void, and none of the Company or any transfer agent shall register upon its books any Transfer of Purchased Class A Shares by Investor to any Person except a Transfer which is not in violation of this Agreement.

ARTICLE VII

STANDSTILL

Section 7.1 Standstill. Each of Guarantor and Investor shall not, and shall not permit any of the Guarantor Controlled Affiliates to (a) directly or indirectly, alone or in concert with others, acquire or agree, offer, seek or propose to acquire, or cause to be acquired, beneficial or other ownership interest or other economic interest of any kind (including, but not limited to, Beneficial Ownership), or any rights or options to acquire such ownership, of any Company Securities other than the Purchased Class A Shares (other than pursuant to an in-kind distribution of Company Securities or an equity dividend by the Company in respect of the Purchased Class A Shares); (b) make any public announcement of, or submit to the Company or the Board of Directors (or any similar governing body), a proposal or offer (with or without conditions) with respect to any acquisition, directly or indirectly, by any of Guarantor, Investor, or the Guarantor Controlled Affiliates of Beneficial Ownership of any such Company Securities; (c) directly or indirectly, solicit, initiate or facilitate or encourage, advise, act as a financing source for or otherwise invest in or join any third Person or group of Persons in connection with any acquisition of, bid for control of or proxy solicitation relating to the Company or any Company Securities; or (d) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the matters described in (a), (b) or (c) above.

Section 7.2 Obligation to Divest. If at any time Guarantor, Investor, or any of the Guarantor Controlled Affiliates or the Company or any of its Affiliates becomes aware that Guarantor, Investor, and the Guarantor Controlled Affiliates Beneficially Own, in the aggregate, Company Securities representing more than the Investor Ownership Limitation Percentage, then Guarantor, Investor, and the Guarantor Controlled Affiliates shall, as soon as is reasonably practicable, take all action reasonably necessary (including, without limitation, selling Class A Shares on the open market (subject to compliance with the last sentence of this Section 7.2) or to the Company or any of its Affiliates) to reduce the number of Company Securities Beneficially

Owned by them to a number that results in the Guarantor, Investor, and the Guarantor Controlled Affiliates (collectively) Beneficially Owning Company Securities representing no more than the Investor Ownership Limitation Percentage, and solely to the extent required to comply with this Section 7.2, the Transfer restrictions set forth in Article VI above shall not apply. Notwithstanding anything herein to the contrary, in the event that Guarantor, Investor, or the Guarantor Controlled Affiliates are required to Transfer Purchased Class A Shares in order to reduce their collective Beneficial Ownership so as to not exceed the Investor Ownership Limitation Percentage, then Guarantor, Investor, or the Guarantor Controlled Affiliates, as applicable, shall first offer such Purchased Class A Shares to the Company or its designee for purchase (at a price equal to the average closing price for the Class A Shares for the ten trading days prior to such offer) prior to Transferring any Company Securities to any third Person.

ARTICLE VIII

COVENANTS

Section 8.1 Registration Statement. Investor agrees and acknowledges that the Company is required to disclose the transactions contemplated by this Agreement in the Registration Statement and file the Transaction Documents as exhibits to the Registration Statement. Investor shall have the right to approve (which approval shall not be unreasonably withheld or delayed) any disclosure referencing Guarantor or Investor in the Registration Statement.

Section 8.2 Publicity. Except as may be required by applicable Law, none of the parties to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties (which approval shall not be unreasonably withheld or delayed). The Company and Guarantor shall cooperate as to the timing and contents of any such press release or public announcement. The Company shall afford Investor a reasonable opportunity to review and comment on any description of Guarantor or Investor that is to be included in any amendment to the Registration Statement. The parties will develop procedures to govern the inclusion of each other’s names in marketing materials.

Section 8.3 Comparable Investments. For a period of twelve (12) months following the date of this Agreement, Guarantor, Investor, and the Guarantor Controlled Affiliates shall obtain the prior written consent of the Company in connection with any direct or indirect investment by Guarantor, Investor, and the Guarantor Controlled Affiliates (including, without limitation, by way of or through formation of a joint venture), anywhere in the world, in any Person primarily engaged in the sponsorship or management of hedge funds or similar alternative asset funds or vehicles (an “Alternative Asset Manager”) other than the purchase of the Purchased Class A Shares; provided, however, that the foregoing restrictions in this Section 8.3 shall not apply to (i) open market purchases representing no more than 4.99% in the aggregate of an Alternative Asset Manager whose securities are registered under Section 12 of the Securities Exchange Act and (ii) investments in Alternative Asset Managers not set forth on Schedule 8.3 hereto.

Section 8.4 Co-Investments. For so long as Investor or its Permitted Transferees Beneficially Owns at least 50% of the Purchased Class A Shares purchased on the Closing Date, the Company and Guarantor will seek to provide each other (and with respect to the Company, the Company’s existing and future affiliated investment funds) with the opportunity to co-invest in each other’s investment opportunities in amounts and at such times as the originator of such investment opportunity deems appropriate. Such co-investment by Guarantor will be on the same terms and conditions with respect to fees, carried interest, expenses and indemnities as are applicable to the investors in the Company’s affiliated investment fund that is participating in such investment with Investor. In the event an investor in such affiliated investment fund enjoys more favorable terms with respect to fees, carried interest or expenses with respect to such investment opportunity, the Company will offer such more favorable terms to Guarantor with respect to such co-investment opportunity. In the event the Company offers co-investment opportunities to other third parties, Guarantor will be offered the right to invest at terms no less favorable than those offered to such third parties. Notwithstanding anything to the contrary herein, in no event will the Company be obligated to seek to provide Guarantor with any co-investment opportunities arising out of or pursuant to arrangements between the Company’s Affiliates and third parties in existence on the date hereof.

Section 8.5 Registration Rights. Each of Investor and the Company covenants to the other party hereto that it will enter into the Registration Rights Agreement immediately prior to the Closing and the Investor covenants to the Company that it will enter into the Lock Up Agreement at or prior to the time the Company enters into the Underwriting Agreement.

Section 8.6 LLC Agreement. The Investor hereby understands and acknowledges that by purchasing Class A Shares it will be admitted as a member of the Company and will be deemed to have agreed to be bound by the terms of the LLC Agreement.

Section 8.7 Indemnification.

(a) Survival of Representations and Warranties. Each of the representations and warranties of the Company and Investor contained in this Agreement shall expire on the 30th day following the filing with the Commission of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008; except that the representations and warranties contained in Section 4.1 (Organization; Authority) and Section 4.3 (Issuance of Securities) shall survive indefinitely. After the expiration of such period, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party has asserted a claim prior to the expiration of such period for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing until performed in accordance with their terms.

(b) Company Indemnification. The Company shall indemnify, defend and hold harmless Investor, its directors and officers or general and limited partners or members and managing members (including any director, officer, employee, agent and controlling person of any of the foregoing) (each an “Investor Indemnified Person”) from and against all losses, costs, claims, damages, liabilities, expenses (including reasonable attorneys’ and accountants’ fees, costs of investigation, costs of suit and costs of appeal), fines and penalties actually incurred or suffered by any Investor Indemnified Person arising from, relating to or as a result of (i) the breach of the representations and warranties made by the Company herein and (ii) the breach of any covenant, obligation or agreement made by the Company in this Agreement. The maximum amount recoverable under this Section 8.7(b) by all Investor Indemnified Parties, in the aggregate, shall be equal to 50% of the Purchase Price.

(c) Investor Indemnification. Investor shall indemnify, defend and hold harmless the Company, its directors and officers or general and limited partners or members and managing members (including any director, officer, employee, agent and controlling person of any of the foregoing) (each a “Company Indemnified Person”) from and against all losses, costs, claims, damages, liabilities, expenses (including reasonable attorneys’ and accountants’ fees, costs of investigation, costs of suit and costs of appeal), fines and penalties actually incurred or suffered by any Company Indemnified Person arising from, relating to or as a result of (i) the breach of the representations and warranties made by Investor herein and (ii) the breach of any covenant, obligation or agreement made by Investor in this Agreement.

Section 8.8 Taxable Year. For so long as Investor (or its Permitted Transferees ) beneficially owns the Purchased Class A Shares, Investor (and its Permitted Transferees), as applicable, shall have the U.S. calendar year as its taxable year for tax purposes.

Section 8.9 Use of Proceeds. The Company and the Existing Partners shall use the proceeds from the sale of the Purchased Class A Shares hereby in the same manner as described under the section entitled “Use of Proceeds” in the Registration Statement. The Registration Statement shall reflect the preceding sentence.

Section 8.10 Most Favored Nation. If at any time following the date hereof and prior to the closing of the Initial Offering, the Company issues any Class A Shares in a transaction exempt from registration under the Securities Act and any similar applicable state securities laws to a Person (such Person, a “New Strategic Investor”), the Company will notify Investor and ensure that the same terms provided to the New Strategic Investor (including anti-dilution rights, preemptive rights and any other rights or obligations, contractual or otherwise, granted to or imposed on the New Strategic Investor in connection with such issuance) shall be provided to the Investor.

Section 8.11 Strategic Relationship. The purchase of the Purchased Class A Shares and the other transactions contemplated by this Agreement are intended to create a strategic relationship between the Company and the Guarantor providing many mutual benefits and other desirable aspects of a strategic relationship. Following the Closing of the purchase of the Purchased Class A Shares hereunder, the Company, Guarantor and Investor agree to enter into a master confidentiality agreement and other mutually satisfactory arrangements in order to establish necessary or advisable confidentiality, ethical wall and restricted list procedures relating to matters arising under Section 8.4.

ARTICLE IX

GUARANTEE

Section 9.1 Guarantee.

(a) Guarantor irrevocably, absolutely and unconditionally guarantees (the “Guarantee”) each and every representation, warranty, covenant, agreement and other obligation of Investor and the full and timely performance of Investor’s obligations under the provisions of this Agreement and the other Transaction Agreements. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this Guarantee is full and unconditional, and no discharge, release or extinguishment of the Investor’s liabilities (other than in accordance with the terms of this Agreement), whether by decree in any insolvency, bankruptcy, reorganization or other similar proceeding or otherwise, and no change in the corporate existence, structure or ownership of any of the parties hereto or any of the Guarantor Controlled Affiliates and no assignment, pledge or other transfer (whether voluntary, involuntary or by operation of law) of any of the rights, interests or obligations of the parties hereto under this Agreement or the other Transaction Agreements, shall affect the continuing validity and enforceability of this Guarantee, as well as any provision requiring or contemplating performance by Guarantor.

(b) Guarantor hereby waives, for the benefit of the Company, (i) any right to require the Company as a condition of payment or performance by Investor, to proceed against Investor or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate Guarantor or sureties, except to the extent that any such defense is available to Investor.

(c) Without limiting in any way the foregoing Guarantee, Guarantor covenants and agrees to take all actions to enable Investor to adhere to each provision of this Agreement and the other Transaction Agreements which requires an act or omission on the part of Guarantor or any of its subsidiaries to enable Investor to comply with its obligations under this Agreement.

(d) Guarantor understands that the Company is relying on this Guarantee in entering into this Agreement and the other Transaction Agreements and may, to the extent Guarantor is not a party to any such other Transaction Agreements, enforce this Guarantee as if Guarantor were a party thereto.

ARTICLE X

MISCELLANEOUS

Section 10.1 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Entity or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

Section 10.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by facsimile, overnight courier service or personal delivery as follows:

if to the Company:

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

Facsimile: (212) 719-7402

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6518

Facsimile: (212) 735-2000

Attention:  Mark C. Smith

                  Allison R. Schneirov

if to Investor:

DIC Sahir Limited

c/o Dubai International Capital LLC

P.O. Box 72888

The Gate, East Wing 13th Floor

DIFC, Sheikh Zayed Road

Dubai

United Arab Emirates

Facsimile: 971 4 362 0999

Attention: Anand Krishnan

if to Guarantor:

Dubai International Capital LLC

P.O. Box 72888

The Gate, East Wing 13th Floor

DIFC, Sheikh Zayed Road

Dubai

United Arab Emirates

Facsimile: 971 4 362 0888

Attention: Andrew R. Wright

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Facsimile: (212) 839-5599

Attention: Norman D. Slonaker

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; the next Business Day, if delivered by overnight courier service; and when receipt is mechanically acknowledged, if sent by facsimile. Any party may by notice given in accordance with this Section 10.2 designate another address or Person for receipt of notices hereunder.

Section 10.3 Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified or waived except by an instrument in writing signed by the parties hereto. The failure or delay of any party to enforce or exercise any rights under any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce or exercise any rights under each and every provision of this Agreement in accordance with its terms. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.4 Entire Agreement. This Agreement, the Registration Rights Agreement, the LLC Agreement and the confidentiality agreement between the Guarantor and

OZ Management LP, dated August 15, 2007, contain the full and entire understanding and agreement among the parties hereto with regard to the subject matters hereof and thereof and supersede all prior understandings and agreements, written or oral, relating to the matters set forth herein and therein. Neither this Agreement nor any of their rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except (i) as expressly set forth herein or (ii) with respect to the Investor, a Permitted Transferee who executes a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by the terms and conditions of this Agreement and the Registration Rights Agreement to the same extent as Investor and provided that no such assignment shall relieve Investor or Guarantor of its obligations hereunder. Notwithstanding the foregoing, in no event shall the Investor be permitted to assign its rights under Section 8.4 hereof.

Section 10.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 10.6 Governing Law; Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without reference to any choice of law provision thereof that would mandate the application of the laws of another jurisdiction, and shall inure to the benefit of, and be binding upon and inure to the benefit of the parties hereto and their respective successors. Each party to this Agreement hereby irrevocably and unconditionally, with respect to any matter or dispute arising under, or in connection with, this Agreement and the transactions contemplated hereby (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and any appellate courts thereof (the “New York Courts”) (and covenants not to commence any legal action or proceeding in any other venue or jurisdiction); (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action will be in accordance with the laws of the State of New York but that nothing herein shall affect the right to effect service of process in any other manner permitted by law; (iv) waives any and all immunity from suit, execution, attachment or other legal process; and (v) waives in connection with any such action any and all rights to a jury trial. The parties agree that any judgment of any New York Court may be enforced in any court having jurisdiction over any party of any of their assets.

Section 10.7 Waiver of Sovereign Immunity. With respect to the contractual liability of each of the Investor and Guarantor to perform its respective obligations under this Agreement, with respect to himself or itself or its property each of the Investor and Guarantor and their respective Permitted Transferees:

(a) agrees that the execution, delivery and performance by it of this Agreement constitute private and commercial acts done for private and commercial purposes;

(b) agrees that, should any proceedings be brought against it or its assets in any jurisdiction in relation to this Agreement or any transaction contemplated by this Agreement, each of the Investor and Guarantor is not entitled to any immunity on the basis or sovereignty or otherwise in respect of its obligations under this Agreement, and no immunity from such proceedings (including, without limitation, immunity from service of process from suit, from the jurisdiction of any court, from an order or injunction of such court or the enforcement of same against its assets) shall be claimed by or on behalf of such party or with respect to its assets;

(c) waives, in any such proceedings, to the fullest extend permitted by law, any right of immunity which it or any of its assets now has or may acquire in the future in any jurisdiction;

(d) consents generally in respect of the enforcement of any judgment or award against it in any such proceedings to the giving of any relief or the issue of any process in any jurisdiction in connection with such proceedings (including, without limitation, pre-judgment attachment, post judgment attachment, the making, enforcement or execution against or in respect of any assets whatsoever irrespective of their use or intended use of any order or judgment that may be made or given in connection therewith); and

(e) specifies that, for the purposes of this provision, “assets” shall be taken as excluding “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed at Vienna, April 18, 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, and military property or military assets or property of the Investor.

Section 10.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 10.9 Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

Section 10.10 Term. This Agreement shall terminate automatically and be of no further force or effect if the Initial Offering has not occurred on or prior to the date that is six (6) months from the date hereof and otherwise at the earlier of the fifth anniversary of the Closing or such time when Investor ceases to Beneficially Own any Purchased Class A Shares; provided that any termination of this Agreement will not relieve any party for any liability arising from a breach of representation, warranty, covenant or agreement occurring prior to such termination.

[Signatures on Following Page]

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
By:	/s/ Daniel Och
Name:	Daniel Och
Title:	Chief Executive Officer
DIC SAHIR LIMITED
By:	/s/ Anand Krishnan
Name:	Anand Krishnan
Title:	Director

By:	/s/ Andrew Wright
Name:	Andrew Wright
Title:	Director
DUBAI INTERNATIONAL CAPITAL LLC
By:	/s/ Anand Krishnan
Name:	Anand Krishnan
Title:	Chief Operating Officer

By:	/s/ Andrew Wright
Name:	Andrew Wright
Title:	Head of Legal

[Agreement Signature Page]

Annex I

Certain Defined Terms

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, as to the Company, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control of the Company and “control” for these purposes means the direct or indirect power to direct or cause the direction of the management and policies of another Person, whether by operation of law or regulation, through ownership of securities, as trustee or executor or in any other manner.

“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act (and “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Company Securities” means limited liability company interests (including Class A Shares), any security or obligation which is by its terms, whether directly or indirectly, convertible into or exchangeable or exercisable for limited liability company interests (including Class A Shares), and any option, warrant or other subscription or purchase right with respect to limited liability company interests (including Class A Shares), or any other securities of the Company.

“Exchange Agreement” means the Exchange Agreement, to be entered into by the Company, Och-Ziff Holding Corporation, Och-Ziff Holding LLC, OZ Management LP, OZ Advisors LP, OZ Advisors II LP and the Och-Ziff Limited Partners (as defined in the Exchange Agreement) and Class B Shareholders (as defined in the Exchange Agreement) on the consummation of the Initial Offering.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Guarantor Controlled Affiliate” means any person that directly, or indirectly through one or more intermediaries, is controlled by Guarantor and “control” for these purposes means the direct or indirect power to direct or cause the direction of the management and policies of another person, whether by operation of law or regulation, through ownership of securities, as trustee or executor or in any other manner.

“Investor Ownership Limitation Percentage” shall mean that number of Class A Shares such that Investor would Beneficially Own 9.9% of the then issued and outstanding Class A Shares (calculated as if all of the then issued and outstanding Och-Ziff Operating Group A Units had been exchanged for Class A Shares pursuant to the terms of the Exchange Agreement but disregarding any Class A restricted share units).

“Law” means, as to any Person, any law, statute, ordinance, treaty, rule, regulation, right, privilege, qualification, license, order, judgment, decree, franchise or determination of an arbitrator or a court or other Governmental Entity or stock exchange, or common law, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company that will be in effect upon consummation of the Initial Offering.

“Per Share Price” shall mean an amount in US$ equal to the lesser of:

(i) the price per Class A Share paid by the Underwriters to the Company in the Initial Offering, or

(ii) the quotient of (x) $ 1,258,572,843, divided by (y) the Purchased Class A Share Amount.

For illustrative purposes, assuming 400,000,000 total shares outstanding following the Initial Offering (assuming exchange of all outstanding Och-Ziff Operating Group Class A Units and including 14,761,905 restricted share units):

•	The Purchased Class A Share Amount would be 38,138,571 Class A Shares (rounded to the nearest whole share) [( 400,000,000 minus 14,761,905) multiplied by 0.099];

•	The Per Share Price resulting from clause (ii) of the definition thereof would be $33 per Class A Share [$1,258,572,843 divided by 38,138,571];

•

The Purchased Class A Share Amount would represent (a) 9.9% of the total number of then outstanding Class A Shares immediately following the Initial Offering (assuming exchange of all outstanding Och-Ziff Operating Group A Units but not including the restricted share units) [38,138,571 divided by (400,000,000 minus 14,761,905)] and (b) 9.535% of the Class A Shares on a fully-diluted basis (i.e., assuming exchange of all outstanding Och-Ziff Operating Group A Units and including the restricted share units) [38,138,571 divided by 400,000,000].

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Permitted Transferee” means (a) as to the Guarantor or the Investor (i) any Guarantor Controlled Affiliate or (ii) any successor entity of such Person in each case that has complied with the requirements of Section 10.4 of this Agreement applicable to Permitted Transferees and (b) as to the Company (i) any Affiliate of the Company or (ii) any successor entity of the Company.

“Purchased Class A Share Amount” shall mean that number of Class A Shares such that Investor will beneficially own 9.9% of the Class A Shares issued and outstanding upon completion of the Initial Offering (calculated as if all of then issued and outstanding Och-Ziff Operating Group A Units had been exchanged for Class A Shares pursuant to the terms of the Exchange Agreement but disregarding any Class A restricted share units).

“Securities Act” means the U.S. Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Subsidiaries” means the direct and indirect subsidiaries of the Company including, without limitation, the “Och-Ziff Operating Group” (as defined in the Registration Statement) but excluding funds managed by subsidiaries of the Company or entities controlled by the funds of the Company.

Exhibit A

A-1

Exhibit B

Och-Ziff Capital Management Group, LLC

Lock-Up Agreement

                    , 2007

Goldman, Sachs & Co.

Lehman Brothers Inc.

c/o Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

Re: Och-Ziff Capital Management Group, LLC – Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with Och-Ziff Capital Management Group, LLC, a Delaware limited liability company (the “Company”), providing for a public offering of Class A shares representing Class A limited liability interests of the Company (the “Shares”) pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Shares (including, without limitation, Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities that may be issued upon exercise of a share option or warrant), or any securities convertible into or exercisable or exchangeable for Shares, whether any such transaction is to be settled by delivery of Shares or other such securities, in cash or otherwise (collectively the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

B-1

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the public offering date set forth on the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension.

The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period pursuant to the previous paragraph to the undersigned (in accordance with Section 13 of the Underwriting Agreement) and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired.

Notwithstanding the foregoing, (a) the undersigned may pledge the Undersigned’s Shares as security for the bride loan referred to in Section 6.1(d) in the Securities Purchase and Investment Agreement dated [ ] (the “Purchase Agreement”) and (b) the undersigned may transfer the Undersigned’s Shares to any Permitted Transferee as defined in the Purchase Agreement. The undersigned now has, and for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever except as set forth in the Purchase Agreement. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

B-2